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                         HEALTHDYNE TECHNOLOGIES, INC.
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                (Name of Registrant as Specified In Its Charter)

                             INVACARE CORPORATION
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                   [LETTERHEAD OF MACKENZIE PARTNERS, INC.]


NEWS RELEASE


FOR IMMEDIATE RELEASE

Contact: Mark H. Harnett
         MacKenzie Partners, Inc.
         (212) 929-5877


                 INVACARE SEEKS SIMPLE MAJORITY OF HEALTHDYNE BOARD;
                  Reduces Slate to Provide for Continuing Directors
                    in Light of Appeal of District Court Decision;
               Responds to Healthdyne's Second Quarter Earnings Release

    Elyria, Ohio -- (July 11, 1997) -- Invacare Corporation (NASDAQ/NMS:IVCR) announced today that it will adjust its slate and will now seek to elect only a simple majority of four nominees to the seven-member board of directors of Healthdyne Technologies, Inc. (NASDAQ/NMS:HDTC). The decision not to oppose a minority of three incumbent "continuing directors" was made in light of the fact that the appellate court indicated that it will not review the district court's rulings against Invacare in the litigation over the "dead hand" provisions of Healthdyne poison pill until after Healthdyne's July 30 annual shareholders meeting.

    A. Malachi Mixon, III, Invacare's Chairman and Chief Executive Officer, said, "It is clear that the composition of Healthdyne's board must change to ensure a prompt and fair auction and sale of Healthdyne. We believe the shareholders should be entitled to elect candidates of their choosing to each and every board seat. However, electing all seven of our nominees at this time without retaining any incumbent 'continuing directors' would, absent a reversal of the district court's decision, pose a risk that the new board -- elected specifically to conduct an auction and sell the company at the best available price and terms -- would be unable to do just that because Healthdyne's 'dead hand' provision would require 'continuing directors' to nullify the pill and permit a sale transaction to go forward. That risk would be unacceptable to us both as a major Healthdyne shareholder and as a responsible corporate citizen."

    "We continue to believe that the 'dead hand' is illegal and that the shareholders should be entitled to pass a by-law prohibiting it, and we intend to pursue our appeal on these matters as expeditiously as possible. However, until the 'dead hand' is invalidated or removed, the presence of three 'continuing directors' as a minority of Healthdyne's board will permit a sale transaction approved by two of them (and by a majority of the entire board) to go forward."

    "If elected, our four nominees intend to use their majority position to proceed to the best of their ability with their mandate to auction and sell the company at the best available price and terms, whether or not Invacare is the ultimate buyer. If our appeal is successful, a new board with our nominees as a majority will be fully empowered to negotiate a sale transaction which can be presented to the shareholders, free of any need for separate approval by any 'continuing directors'. Of course, the shareholders will always have the ultimate power of whether to accept or approve any particular transaction negotiated by the Board."

    "Which three incumbent directors will remain on the board as minority 'continuing directors' if our four nominees are elected to a majority will be up to Healthdyne's shareholders, and may well include Parker H. Petit, the current chairman, and Craig B. Reynolds, Healthdyne's President and CEO."

                                       -more -

Invacare/Healthdyne
July 11, 1997
page 2

    "While we would have far preferred to present the shareholders with a full slate of nominees, and have only taken this action in light of the uncertainty surrounding a district court decision that we strongly believe to be in error, we note that this approach of leaving a minority of 'continuing directors' on the board was specifically suggested numerous times by Healthdyne itself (and by virtually all of its directors) in their defense of the 'dead hand' in the litigation. As they themselves noted in their litigation papers, the incumbent directors' actions as minority continuing directors will be subject to their fiduciary duties to you, and our nominees intend, if elected, to insist that the remaining minority act in a responsible manner and respect the mandate delivered by the shareholders at the annual meeting to auction and sell Healthdyne promptly at the best available price and terms."


                             Response to Earnings Release

    Mr. Mixon also made the following statement regarding Healthdyne's press release announcing its second quarter results:

    "We were pleased that Healthdyne was able to make market estimates in the second quarter. After eight consecutive quarters of missing estimates in 1995 and 1996, the last two quarters have shown that, as we had hoped, Healthdyne has the potential to perform to expectations when there is significant pressure to do so. As we've said before, we anticipated increased performance in 1997 and took it into account in our latest increase to our offer."

    "Although Healthdyne's financials do not on their face disclose any extraordinary efforts to boost short-term earnings, we have received unsolicited indications that they may be doing so, most recently including a letter from a Healthdyne distributor indicating that he has been pressured to accept inventory he does not require and that Healthdyne was offering unusually aggressive terms
to distributors to "prime the pump"  for the second quarter.   Therefore, we are
concerned that future results may be adversely impacted. We are surprised at the high level of claimed takeover-related expenses in the last two quarters.
We also note that Healthdyne operates in an industry in which successful new products can lose their competitive advantage quickly as other firms enter the market. Overall, though, we are relieved that the second quarter was not another typical Wall Street disappointment."

    "Importantly, however, the earnings release makes no mention of the company's purported efforts to engage in a 'value enhancing transaction', and in fact suggests an intention instead to 'deliver increasing value' through continued earnings growth. This highlights our suspicions that their statements about possible transactions are simply designed to ensure the re-election of the board and do not indicate a true process that will result in a value-maximizing sale transaction."

                                        * * *

         Invacare's wholly owned subsidiary I.H.H. Corp. is making a tender offer for all outstanding shares of Healthdyne common stock at a price of $15 per share. The offer represents a premium of approximately 70% over Healthdyne's $8.88 stock price on the trading day before Invacare made its initial acquisition proposal. The tender offer is currently scheduled to expire at 6:00 p.m., New York City time, on Friday, August 1, 1997, unless further extended in the manner described in the Offer to Purchase dated January 27, 1997, as amended and supplemented by the Supplements thereto dated April 4, 1997 and June 6, 1997.

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